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                                                         Exhibit 99


FOR IMMEDIATE RELEASE                          CONTACTS: CHRIS WIDMAIER, NFL,
                                                         (212) 450-2000
                                                         JERRY M. RAY, ST.JOE,
                                                         (904) 858-2707




          NATIONAL FOOTBALL LEAGUE AND ST. JOE CORPORATION (NYSE: SJP)
                 TO BUILD NFL ENTERTAINMENT CENTERS NATIONWIDE


             New York -- (January 23, 1998)--The National Football League (NFL) and St. Joe Corporation (NYSE: SJP) today jointly announced an agreement in principle to build and operate National Football League entertainment centers, tentatively called NFL X, in a variety of locations nationwide. The centers will offer high energy, interactive NFL entertainment experiences complemented by a unique NFL-themed dining environment, and retail sales.

             New York City is being considered for the first location. Technology development begins immediately.

             The new facilities will build on the popular NFL Experience, the leagues' interactive theme park at the site of the Super Bowl host city. Fans may pass, punt, and kick footballs and learn about the game at the existing NFL Experience.

             Future NFL X's will employ cutting-edge technology in a stadium-like atmosphere that will launch fans into a high-energy NFL experience that will thrill, challenge, inspire and capture the imagination of children and adults. Patrons will be fully immersed into an NFL game: the game plan; the strategy; the intensity in the pre-game locker room; the rush of the opening kickoff; the long bomb; the suspense of a game-winning drive; third and long; the thrill of kicking a forty-yard field goal... or faking-it; the crunch of a goal-line stand and crashing through for a quarterback sack; the focus of the snap at the one, up and over the top for six; culminating in an end-zone victory celebration!

              "Our goal is to develop new ways for fans to enjoy the NFL on a year-round basis," said NFL Commissioner Paul Tagliabue. "St. Joe has the experience and creativity to capture the intensity and essence of NFL game day that will allow fans to become a part of the game long before kickoff and well after the final whistle."


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             "The NFL and St. Joe have assembled an exceptional team with proven location-based entertainment experience that understands the management of the creative process," said NFL President Neil Austrian. "True to NFL tradition, we are taking one of America's favorite institutions, the NFL, to an entirely new dimension."

             "Across the full demographic spectrum, no sport has a stronger brand or a more loyal fan base than the NFL. This concept will harness the tremendous power and reach of the NFL brands and create a quality entertainment experience for the entire family in a single setting," said Peter S. Rummell, Chairman and CEO of St. Joe. "Just as two NFL games are never the same, visit after visit we will offer a unique experience that is as real as it gets without putting on pads."

             Before coming to St. Joe in January of 1997, Rummell served as chairman and CEO of Walt Disney Imagineering, the division of Disney responsible for worldwide creative design and the development of theme parks, resorts and communities.

             The proposed transaction is subject to the execution of a definitive agreement and appropriate corporate approvals.

             St. Joe, a publicly held company based in Jacksonville, is Florida's largest private land owner and is engaged in the development of location-based entertainment; resorts; commercial and industrial facilities; and master-planned communities. St. Joe also has interests in the timber and railroad business.

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